Exhibit 5.1

Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, CO 80202
303-573-1600

February 11, 2014

Midwest Holding Inc.
2900 South 70th Street, Suite 400
Lincoln, NE 68506

Re: Midwest Holding Inc. Registration Statement on Form S-4, SEC File No.

Ladies and Gentlemen:

We have acted as outside securities counsel to Midwest Holding Inc., a Nebraska corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission, of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) for the registration of up to 4,120,261 shares of Midwest voting common stock, a par value of $0.001 per share (the “Shares”) pursuant to the Plan and Agreement of Exchange, Midwest Holding Inc., Great Plains Financial Corporation, a South Dakota corporation and Security Capital Corporation, an Arkansas Corporation, dated November 25, 2013(the “Agreement”).

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with our opinions herein, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms, conditions and provisions in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This Opinion Letter is intended solely for your use for the purpose of the issuance of the Shares pursuant to the Agreement and may not otherwise be relied upon, used, quoted or referenced by, or filed with, any other person or entity without our prior written permission. We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion herein given, is implied or may be inferred herefrom.

Very truly yours,

/s/ Jones & Keller, P.C.
JONES & KELLER, P.C.